                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                          Stone Container Corporation
- --------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock, $.01 par value
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   861589109
                              -------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  861589109                13G          PAGE  2  OF  4   PAGES
          ------------                                ---    ----


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Reliance Financial Services Corporation
          I.R.S. Employer Identification No.: 51-0113548


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) [ ]
                                                          (B) [ ]


3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware



                    5.   SOLE VOTING POWER

                              2,529,200 (See Note 1 on page 4)
NUMBER OF SHARES
                    6.   SHARED VOTING POWER
BENEFICIALLY OWNED

BY EACH REPORTING
                    7.   SOLE DISPOSITIVE POWER
PERSON WITH
                              2,529,200 (See Note 1 on page 4)

                    8.   SHARED DISPOSITIVE POWER



9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,529,200 (See Note 1 on page 4)


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.7% (See Note 1 on page 4)


12.  TYPE OF REPORTING PERSON*

          HC



                      *SEE INSTRUCTION BEFORE FILLING OUT!
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Item 1(a)    Name of Issuer:

             Stone Container Corporation
             ...................................................................

Item 1(b)    Address of Issuer's Principal Executive Offices:

             150 North Michigan Avenue, Chicago, Illinois 60601
             ...................................................................

Item 2(a)    Name of Person Filing:

             Reliance Financial Services Corporation
             ...................................................................

Item 2(b)    Address of Principal Business Office or, if none, Residence:

             Park Avenue Plaza, 55 East 52nd Street, New York, New York l0055
             ...................................................................

Item 2(c)    Citizenship:

             Delaware
             ...................................................................

Item 2(d)    Title of Class of Securities:

             Common Stock, $.01 par value
             ...................................................................

Item 2(e)    CUSIP Number:

             861589109
             ...................................................................

Item 3 (g)   [X]  Parent Holding Company, in accordance with (S)240.13d-
                  1(b)(ii)(G)

Item 4.      Ownership.

             (a)  Amount Beneficially Owned As of December 3l, l994

                  2,529,200 (See Note 1 on page 4)
             ...................................................................

             (b)  Percent of Class:

                  2.7% (See Note 1 on page 4)
             ...................................................................

             (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote

                        2,529,200 (See Note 1 on page 4)
             ...................................................................

                  (ii)  shared power to vote or to direct the vote

                        -0-
             ...................................................................

                  (iii) sole power to dispose or to direct the disposition of

                        2,529,200 (See Note 1 on page 4)
             ...................................................................

                  (iv)  shared power to dispose or to direct the disposition of

                        -0-
             ...................................................................
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Item 5.      Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

             ...................................................................

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable
             ...................................................................

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

             Not Applicable
             ...................................................................

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable
             ...................................................................

Item 9.      Notice of Dissolution of Group.

             Not Applicable
             ...................................................................

Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                         SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             February 6, 1995 as of December 31, 1994
             ...................................................................
             Date


             RELIANCE FINANCIAL SERVICES CORPORATION


             By: /s/ James E. Yacobucci
                 ----------------------
             Signature

             James E. Yacobucci
             Senior Vice President-Investments


Note 1.      Of the 2,529,200 shares beneficially owned by Reliance Financial
- ------       Services Corporation, 1,731,600 shares are based upon the assumed conversion of 8 7/8% Convertible Senior Subordinated Notes due 2000 of Stone Container Corporation (the "Notes"). All 2,529,200 shares that are the subject of this statement are owned by Reliance Insurance Company. Reliance Insurance Company is a subsidiary of Reliance Financial Services Corporation. The percentage of the class owned is calculated assuming, in accordance with Rule 13d-3, that Reliance Insurance Company is the only holder of Notes that converts its Notes.